Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into effective as of May 1, 2014 (the "Effective Date"), by and between Kenneth T. Kunberger ("Executive") and International Textile Group, Inc. ("ITG"), a Delaware corporation.

RECITALS:

A.     Executive has agreed to serve as the President and Chief Executive Officer of ITG, is a key corporate officer of ITG, and is expected to make major contributions to the profitability, growth, and financial strength of ITG.

B.     ITG desires to employ Executive, and Executive desires to accept such employment, under the terms and conditions of this Agreement.

C.     The Board of Directors of ITG has also determined that it is in the best interests of the stockholders and ITG to promote stability among key officers.

IN CONSIDERATION OF THE FOREGOING, the mutual covenants contained herein, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1.     Definitions.

1.1     "Base Salary" has the meaning set forth in Section 6.1.

1.2     "Board" means the Board of Directors of ITG.

1.3     "Cause" means Executive's (i) gross insubordination; (ii) falsification of any work, personnel or other Company records; (iii) unauthorized taking of Company funds or property, or unauthorized charges against the Company's accounts (other than nominal charges inadvertently made and promptly repaid to the Company); (iv) refusal to perform his duties; (v) gross negligence or reckless misconduct in the performance of his duties; (vi) failure to follow the reasonable and lawful direction of the Board; (vii) failure to cooperate in any corporate investigation; (viii) conviction of, or the entering of a plea of guilty or no contest to, a felony involving fraud, dishonesty or moral turpitude; (ix) engaging in any other serious misconduct which impacts Executive's ability to effectively perform his duties; or (x) material breach of this Agreement. With respect to actions or omissions that, in ITG's reasonable discretion, are capable of cure, no act or omission shall constitute Cause unless it remains uncured by Executive more than 10 days after Executive receives written notice thereof from ITG describing in reasonable detail the act or omission constituting Cause.

1.4     "Change in Control" means the occurrence of any of the following events after the Effective Date:

(A)     Any Person becomes the beneficial owner, directly or indirectly, of securities of ITG representing 60% or more of the combined voting power of ITG's then outstanding securities;

(B)     The consummation of a merger, consolidation, reorganization or share exchange of ITG with any other entity (or any other similar form of corporate transaction), other than a transaction which would result in the voting securities of ITG outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the combined voting power of the voting securities of ITG or such surviving entity outstanding immediately after such merger or consolidation;

(C)     In one transaction or a series of related transactions, whether in liquidation, dissolution or otherwise, transfer of assets or earning power aggregating 60% or more of the assets or earning power of ITG and its subsidiaries (taken as a whole) to any other entity or entities; or

(D)     The cessation, for any reason during any period of 24 consecutive months, of individuals who at the beginning of such period constitute the Board, to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by at least 2/3 of the continuing directors then in office.

As used herein, the term "Person" will have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as modified and used in Section 13(d) and Section 14(d) thereof; provided, a Person will not include (A) ITG or any of its subsidiaries; (B) a trustee or other fiduciary holding securities under an employee benefit plan of ITG or any of its subsidiaries; (C) an underwriter temporarily holding securities pursuant to an offering of such securities; or (D) a corporation owned, directly or indirectly, by the shareholders of ITG in substantially the same proportions as their ownership of stock of ITG.

1.5     "Code" means the Internal Revenue Code of 1986, as amended.

1.6     "Company" means ITG and each of the affiliates of ITG (meaning any entity thatdirectly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, TTG), along with all successors and assigns of each of such entities.

1.7     "Disability" or "Disabled" means the Executive's absence from or inability to perform the material duties of his job for more than six (6) months during any twelve (12) month period, because of Executive's mental or physical incapacity that causes him to be incapable of performing his usual and customary duties under this Agreement with reasonable accommodation.

1.8     "Employee Benefits" means the benefit plans, programs and policies maintained by the Company for its employees. "Employee Benefits" shall include, but not be limited to, such plans as adopted by and as may be amended by the Board or any committee designated by the Board and shall also refer to and include benefits made available to Executive and/or to other members of ITG's senior management.

1.9     "Good Reason" means the termination of Executive's employment by Executive for any of the following reasons:

(A)     involuntary reduction in Executive's Base Salary in a material amount, other than as part of a company-wide reduction that proportionately affects all members of ITG's senior management;

(B)     involuntary discontinuance or material reduction in bonus award opportunities or eligibility for Executive under the Incentive or Bonus Plan, unless a generally applicable and comparable company-wide reduction or elimination of all officers' bonus award opportunities or eligibility occurs simultaneously with such discontinuance or reduction;

(C)     failure by the Board to award a bonus to Executive for a year in an amount that is at least the amount of the bonus determined under the Management Incentive Program based on Executive's target bonus for such year and the level of achievement of the financial business goals and performance measures communicated to Executive for such year; provided that Executive's target bonus shall not constitute a floor or guaranteed amount for purposes of the Board's determination of the bonus awarded to Executive;

(D)     involuntary discontinuance of Executive's participation in any Employee Benefits unless either (i) such Employee Benefits are discontinued as a matter of Company policy applied equally to all members of the 1TG's senior management who participate in such Employee Benefits or (ii) the discontinued Employee Benefits are not material;

(E)     failure to obtain an assumption of ITG's obligations under this Agreement by any successor to ITG, regardless of whether such entity becomes a successor to ITG as a result of a merger, consolidation, sale of assets of ITG, or other form of reorganization, except when the rights and obligations of ITG under this Agreement are vested in and assumed by the successor to ITG by operation of law;

(F)     involuntary, permanent relocation of Executive's primary office to a location more than fifty (50) miles from the City of Greensboro, State of North Carolina; and

(G)     material reduction of Executive's authority, duties, and responsibilities from those in effect on the Effective Date or a change in title or reporting line provided in Section 4 in effect on the Effective Date; provided that a disciplinary suspension, and the requirement that Executive not report to work during the disciplinary suspension, will not constitute Good Reason if Executive continues to receive the compensation and benefits required under this Agreement.

1.10 "Incentive or Bonus Plan" means any annual or long-term incentive compensation plan for employees of ITG. "Incentive or Bonus Plan" shall include, but not be limited to, an annual Management Incentive Program, a Long-Term Incentive Program and such other bonus plans as adopted by and as may be amended by the Board or any committee designated by the Board.

1.11 "Prohibited Employer" means (i) any entity in the textile manufacturing industry to the extent it involves manufacture of denim fabrics and worsted wool from yarn, in which ITG is now engaged, and (ii) any ITG customer that purchased an amount constituting 10% or more of ITG's denim sales for the most recently completed fiscal year of ITG ("Tier 1 Customer"). Prohibited Employer shall not include any supplier of the Company, or any customer of the Company not described in (ii), that are not themselves involved in such textile manufacturing.

1.12 "Restricted Customers" means the specific customer accounts of ITG with which Executive had any contact or for which Executive had any responsibility (either direct or supervisory) at the time of termination of Executive's employment and at any time during the two-year period prior to such termination.

1.13 "Restricted Industry" means the textile manufacturing industry to the extent it involves manufacture of denim fabrics and worsted wool from yarn, in which ITG is now engaged, and includes commission printing and finishing as now performed by ITG. Restricted Industry shall not include suppliers of the Company or customers of the Company, such as garment manufacturers, who are not themselves involved in such textile manufacturing.

1.14 "Restricted Territory" means the geographic areas within a 200-mile radius of any and all ITG locations in, to, or for which Executive worked, to which Executive was assigned, or as to which Executive had any responsibility (either direct or supervisory) at the Termination Date and at any time during the two-year period prior to the Termination Date.

1.15 "Stock Plan" means any stock-based award or other incentive plan adopted and as may be subsequently amended by the Board or any committee designated by the Board for the benefit of employees of the Company.

1.16 "Termination Date" means the date of termination of Executive's employment with ITG.

2.     Termination of Prior Agreements.

The parties hereto acknowledge and agree that, as of the Effective Date, all prior employment agreements between the Executive and the Company are terminated, and each and every provision of each of such agreements is rendered void and of no further force or effect whatsoever.

3.     Employment.

ITG hereby employs Executive, and Executive hereby accepts employment, according to the terms and conditions set forth in this Agreement and for the period specified in Section 5 of this Agreement.

4.     Duties.

Through the Termination Date, Executive shall serve ITG as its President and Chief Executive Officer in accordance with reasonable and lawful directions from the Board and in accordance with ITG's Articles of Incorporation and Bylaws, as both may be amended from time to time. Executive will report directly to the Board. While Executive is employed by ITG as a full-time employee, Executive shall serve ITG faithfully, diligently, competently, and to the best of his ability, and will exclusively devote his full time, efforts, skill, and attention to the business of the Company and to the promotion of its interests. Executive shall not, without the written consent of the Board, either (i) render services to or for any person, firm, corporation or other entity or organization in exchange for compensation, regardless of the form in which such compensation is paid and whether or not it is paid directly or indirectly to Executive, or (ii) serve as a board member, director or trustee of any corporation or organization, regardless of whether Executive is paid for such services. Nothing in this Section 4 shall preclude Executive from managing his personal investments and affairs, provided that such activities in no way interfere with the proper performance of his duties and responsibilities as President and Chief Executive Officer of ITG.

5.     Term of Employment.

The term of this Agreement shall commence on the Effective Date and end on the date of termination of Executive's employment pursuant to the provisions of Section 8.

6.     Compensation.

6.1     Base Salary. Through the Termination Date, Executive will receive, as part of his compensation for the performance of his duties and obligations under this Agreement, a minimum base salary of Five Hundred Seventy-Five Thousand Dollars ($575,000.00) per year, which will be payable in accordance with ITG's normal payroll practices. Executive's Base Salary will be subject to annual review by the Board or any committee designated by the Board; provided, that the Base Salary shall not be adjusted during the first two years following the Effective Date, and provided further that the Base Salary may not be reduced below the minimum amount specified in this Section, except as permitted by Section 1.9(A). The base salary, as it may be modified from time to time, is referred to herein as the "Base Salary."

6.2     Bonus. Executive will be eligible to receive bonuses each year in accordance with the Incentive or Bonus Plan. The bonus shall be determined by the Board based upon a written annual Management Incentive Program ("MIP") for each calendar year, which shall provide for a target bonus for Executive equal to at least 70% of Executive's Base Salary and shall set forth the financial business goals and performance measures communicated to Executive in writing by March 1 of that calendar year. The bonus shall also include a written Long-Term Incentive Program ("LTIP") with a target bonus amount for Executive of no less than 11% of the LTIP bonus pool. Notwithstanding the foregoing, for 2014 only, Executive shall be entitled to a minimum, guaranteed annual bonus of no less Than Two Hundred Fifty Thousand Dollars ($250,000.00) payable in a single lump-sum cash payment.

6.3     Withholding. All compensation payable to Executive pursuant to this Section 6 shall be paid net of amounts withheld for federal, state, municipal or local income taxes, Executive's share (if any) of any payroll taxes, and such other federal, state, municipal or local tax withholdings as may be required.

7.     Other Benefits of Employment.

7.1     Employee Benefits.     Executive will be entitled to participate in such hospitalization, life insurance, long and short term disability, 401(k) and other Employee Benefits, if any, as may be adopted by the Company from time to time, in accordance with the provisions of such plans and programs and on the same basis as other full-time salaried employees of ITG who participate in such plans and programs (except to the extent that the benefits provided under any of such plans or programs are expressly offset by any of the benefits provided under or pursuant to this Agreement).

7.2     Executive Benefits. Executive shall be entitled to participate in any Employee Benefits adopted by ITG for executive level employees.

7.3     Stock Based Awards. Executive shall be eligible to receive grants of stock options, performance units, stock appreciation rights, restricted stock, deferred shares, and other stock-based awards in accordance with the provisions of any Stock Plan. The terms of such grants shall be determined by the Board (or its designee as provided in the Stock Plan or as appointed by the Board) in accordance with the Stock Plan; provided, however, that notwithstanding any provision of the Stock Plan to the contrary, in the event of termination of Executive's employment hereunder by ITG for any reason (including death or disability) other than for Cause, or Executive's termination of his employment hereunder for Good Reason or within 6 months following a Change in Control, any stock-based award granted to Executive prior to such Termination Date shall immediately vest and be exercisable by or issued to the Executive under the Stock Plan, subject to the restrictions of Code Section 409A, if applicable. Notwithstanding the foregoing, to the extent required by Code Section 409A, any payments under such awards shall be delayed until 6 months after the date of Executive's separation from service.

7.4     Taxes and Withholding. Executive shall be responsible for paying all federal, state, municipal or local taxes owed by him with respect to any benefits provided under this Section 7, except to the extent that taxes are to be paid by ITG as set forth in the provisions of ITG's executive benefit plans, Employee Benefits plans, or an agreement with Executive. ITG will, when required by law or when otherwise appropriate or customary, withhold (from the benefits or from other compensation) amounts sufficient to satisfy such taxes.

7.5     Vacation. Notwithstanding any policy of the Company or ITG for salaried employees, Executive will be entitled to four (4) weeks of paid vacation per calendar year, as well as the Company's recognized holidays. Any unused portion of Executive's vacation shall not be carried over to the next calendar year. In the event of termination of Executive's employment, Executive shall (or shall not) be entitled to pay out of any unused vacation as may be provided under ITG's vacation pay policy for ITG's senior management at the time Executive's employment terminates.

8.     Termination.

8.1     Termination by ITG.

(A)     This Agreement and Executive's employment with ITG shall automatically terminate effective upon (i) the date of Executive's death; or (ii) the date that Executive is determined to be Disabled.

(B)     ITG may terminate this Agreement and Executive's employment with ITG, without Cause at any time upon written notice to Executive.

(C)     ITG may terminate this Agreement and Executive's employment with ITG, with Cause at any time upon written notice to Executive consistent with the notice and cure requirements of Section 1.3 of the Agreement.

8.2     Termination by Executive.

(A)     Executive may terminate this Agreement and his employment with ITG, for Good Reason, upon thirty (30) days' prior written notice to ITG, but only if the following conditions are met: (i) one or more events constituting Good Reason arise without Executive's consent, (ii) Executive notifies ITG in writing of the existence of the event constituting Good Reason within thirty (30) calendar days of the initial existence of the event constituting Good Reason, and (iii) the event constituting Good Reason is not reasonably remedied within thirty (30) calendar days from ITC's receipt of such notice from Executive.

(B)     Executive may terminate this Agreement and his employment with ITG, at any time within six (6) months after a Change in Control occurs, upon thirty (30) days' written notice to ITG. By written notice to Executive within five (5) business days following receipt of such notice of termination from Executive, ITG shall have the right to specify a Termination Date that is up to fifteen (15) days after the date ITG received such notice of termination from Executive. During any such extended period of employment ("Extended Period"), Executive shall assist in the transition to a new President and Chief Executive Officer and, throughout such Extended Period, shall remain entitled to all compensation and benefits described in Sections 6 and 7 at levels in effect immediately before Executive gave notice of termination of employment.

(C)     Executive may terminate this Agreement and his employment with ITG, other than as described in subsections (A) and (B) above, upon thirty (30) days' written notice to ITG at any time. By written notice to Executive within five (5) business days following receipt of such notice of termination from Executive, ITG shall have the right to specify a Termination Date that is up to fifteen (15) days after the date ITG received such notice of termination from Executive. During any such Extended Period, Executive shall assist in the transition to a new President and Chief Executive Officer and, throughout such Extended Period, shall remain entitled to all compensation and benefits described in Sections 6 and 7 at levels in effect immediately before Executive gave notice of termination of employment.

(D)     The Company may terminate Executive's employment for Cause during the Extended Period, if grounds for a termination for Cause exist or become known to the Company during the Extended Period. Notwithstanding anything else in this Agreement, in the event of such termination for Cause, Executive shall be entitled only to the compensation and benefits specified in Section 9.3.

8.3     Notice.     Any purported termination of this Agreement and Executive's employment by ITG or Executive shall be communicated by written notice of termination to the other party. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provisions so indicated, and shall specify the Termination Date (which shall not be earlier than the date of the notice).

9.     Compensation and Benefits upon Termination of Employment.

9.1     Termination of Employment Due to Death. If Executive's employment is terminated by reason of Executive's death, his estate shall be entitled to receive only (i) the unpaid portion of the Base Salary to which Executive was entitled through the date of death, (ii) any unpaid bonus compensation for prior plan year(s), (iii) if the Termination Date occurs after December 31, 2014, an amount equal to Executive's target bonus amount for the plan year in which the Termination Date occurs, multiplied by a fraction, the numerator of which is the number of days in the plan year through the Termination Date, and the denominator of which is 365, (iv) if the Termination Date occurs on or before December 31, 2014, an amount equal to Executive's minimum, guaranteed cash bonus for 2014 of Two Hundred Fifty Thousand Dollars ($250,000.00), and (v) such other benefits as may be available to Executive or his estate through the Employee Benefits plans and policies. The payment of such bonus compensation shall be made at the time it would have been payable by its terms if Executive had remained employed.

9.2     Termination of Employment Due to Disability. If Executive's employment is terminated due to his Disability, Executive shall be entitled to receive only (i) the unpaid portion of the Base Salary to which he was entitled through the Termination Date, (ii) any unpaid bonus compensation for prior plan year(s), (iii) if the Termination Date occurs after December 31, 2014, an amount equal to Executive's target bonus amount for the plan year in which the Termination Date occurs, multiplied by a fraction, the numerator of which is the number of days in the plan year through the Termination Date, and the denominator of which is 365, (iv) if the Termination Date occurs on or before December 31, 2014, an amount equal to Executive's minimum, guaranteed cash bonus for 2014 of Two Hundred Fifty Thousand Dollars ($250,000.00), and (v) such other benefits as may be available to Executive through the Employee Benefits plans and policies. The payment of such bonus compensation shall be made at the time it would have been payable by its terms if Executive had remained employed.

9.3     Termination of Employment by ITG for Cause. If Executive's employment is terminated for Cause as provided in Section 8.1(C), Executive shall be entitled to receive the unpaid portion of the Base Salary to which he was entitled through the Termination Date, and such other benefits as may be available to him through the Employee Benefits plans and policies in effect on the Termination Date, other than any accrued but unpaid bonus compensation, which shall be forfeited.

9.4 Termination Without Cause, Termination for Good Reason or Termination Upon Change in Control.

(A)     First Two Years of Agreement. If, during the first two years following the Effective Date (i.e., on or before April 30, 2016), ITG terminates Executive's employment without Cause pursuant to Section 8.1(B), Executive terminates his employment for Good Reason pursuant to Section 8.2(A), or Executive terminates his employment within six (6) months following a Change in Control pursuant to Section 8.2(B), Executive shall be entitled to receive (i) the unpaid portion of the Base Salary to which he was entitled through the Termination Date, (ii) any unpaid bonus compensation for prior plan year(s), (iii) if the Termination Date occurs after December 31, 2014, an amount equal to Executive's target bonus amount for the plan year in which the Termination Date occurs, multiplied by a fraction, the numerator of which is the number of days in the plan year through the Termination Date, and the denominator of which is 365, (iv) if the Termination Date occurs on or before December 31, 2014, an amount equal to Executive's minimum, guaranteed cash bonus for 2014 of Two Hundred Fifty Thousand Dollars ($250,000.00), and (v) such other benefits as may be available to Executive through the Employee Benefits plans and policies. Notwithstanding the foregoing, if Executive terminates his employment for Good Reason pursuant to Section 8.2(A), for the Good Reason event described in Section 1.9(C), the amount of the unpaid bonus compensation for the preceding plan year payable to Executive pursuant to clause (ii) above of this Section 9.4(A) shall be Two Hundred Fifty Thousand Dollars ($250,000.00). The payment of such bonus compensation shall be made at the time it would have been payable by its terms if Executive had remained employed (or, if later, within sixty (60) days following the Termination Date). Executive shall also receive severance pay equal to (i) two (2) times his annual Base Salary, car allowance and club dues benefits; and (ii) two (2) times the average of Executive's bonuses for the two calendar years preceding the year of termination (including, if applicable, amounts payable pursuant to clause (ii) above of this Section 9.4(A)). ITG will also pay to Executive an amount equal to the COBRA premiums for Executive and any eligible dependents with a full gross-up for all applicable federal, state and local taxes, for the period of time Executive and/or dependents(s) remain eligible for COBRA, but not to exceed eighteen (18) months from the Termination Date.

(B)     After First Two Years. If, after the first two years following the Effective Date (i.e., after April 30, 2016), ITG terminates Executive's employment without Cause pursuant to Section 8.I (B), Executive terminates his employment for Good Reason pursuant to Section 8.2(A), or Executive terminates his employment within six (6) months following a Change in Control pursuant to Section 8.2(B), Executive shall be entitled to receive (i) the unpaid portion of the Base Salary to which he was entitled through the Termination Date, (ii) any unpaid bonus compensation for prior plan year(s), (iii) an amount equal to Executive's target bonus amount for the plan year in which the Termination Date occurs, multiplied by a fraction, the numerator of which is the number of days in the plan year through the Termination Date, and the denominator of which is 365, and (iv) such other benefits as may be available to Executive through the Employee Benefits plans and policies. Notwithstanding the foregoing, if Executive terminates his employment for Good Reason pursuant to Section 8.2(A), for the Good Reason event described in Section 1.9(C), the amount of the unpaid bonus compensation for the preceding plan year payable to Executive pursuant to clause (ii) above of this Section 9.4(B) shall be the amount equal to the average of the bonuses paid to him for the two (2) most recent calendar years preceding the year of termination for which a bonus was paid to Executive. The payment of such bonus compensation shall be made at the time it would have been payable by its terms if Executive had remained employed (or, if later, within sixty (60) days following the Termination Date). Executive shall also receive severance pay equal to (i) two (2) times his annual Base Salary, car allowance and club dues benefits; plus (ii) two (2) times the average of Executive's bonuses for the two calendar years preceding the year of termination (including, if applicable, amounts payable pursuant to clause (ii) above of this Section 9.4(B)). ITG will also pay to Executive an amount equal to the COBRA premiums for Executive and any eligible dependents with a full gross-up for all applicable federal, state and local taxes, for the period of time Executive and/or dependents(s) remain eligible for COBRA, but not to exceed eighteen (18) months from the Termination Date.

(C)     Payment Conditions. Executive agrees that, in the event of his termination as described in Sections 9.4(A) or 9.4(B) above, he shall not be entitled to any additional compensation or benefits under this Agreement other than what is set out in this Section 9.4. Executive agrees that the receipt of severance compensation and benefits described in Sections 9.4(A) and 9.4(B) is conditioned upon and subject to Executive executing (without revocation) a valid release agreement, in the form attached hereto as Exhibit A, within 45 days after the Termination Date.

(D)     Payment Form and Timing. Executive's severance pay under Sections 9.4(A) and 9.4(B) shall be divided into substantially equal installments over the number of ITG's regular payroll dates that will occur within the two-year period beginning upon the Termination Date. Installments that would otherwise have been allocated to payroll dates within the first 60 days following the Termination Date will be paid in a lump sum on the 60th day after the Termination Date. Thereafter, installments shall be paid in accordance with ITG's regular payroll procedures. Each installment payment described in this paragraph is hereby designated as a separate payment for purposes of Code Section 409A. Notwithstanding the foregoing, to the extent required by Code Section 409A, any such payments that would otherwise be paid during the 6-month period beginning on the Termination Date will accumulate and be paid in a lump sum on the 6-month anniversary of the Termination Date (or, if earlier, the date of the Executive's death).

(E)     ITG Option Regarding Non-Compete. If Executive terminates this Agreement and his employment with ITG under Section 8.2(C), notwithstanding anything to the contrary in Section 10.3, Executive shall be obligated under Section 10.3 for a period of one (1) year following the Termination Date. If Executive, having terminated this Agreement and his employment with ITG under Section 8.2(C), receives a bona fide offer of employment from a Prohibited Employer and provides to ITG written notice of such employment offer, then ITG, at its election, may (i) waive Executive's obligations under Section 10.3 in which case Executive may accept the bona fide offer of employment and shall have no further obligation under Section 10.3, or (ii) pay Executive severance pay equal to the prorated amount of his final annual Base Salary for the period from the date of ITG's election to the first anniversary of the Termination Date (the "Remainder Period") in which case Executive shall remain obligated under Section 10.3 for the Remainder Period. Such election by ITG must be made by written notice to Executive within five (5) business days following receipt of the written notice from Executive of the bona fide offer of employment (or, if no election has been so made by ITG at the end of such five (5) business day period, ITG will be deemed to have elected option (i) (waiver and release of Executive's obligations under Section 10.3)). If ITG elects option (ii), the severance pay amount described in option (ii) shall be paid in the form and timing of payment described in Section 9.4(D) with respect to the Base Salary component of severance pay amounts that would be payable under Section 9.4(D) during the Remainder Period, and shall be subject to all additional terms and conditions described in the last three (3) sentences of Section 9.4(D).

9.5     Other Termination by Executive. If Executive terminates his employment with ITG under Section 8.2(C), Executive shall be entitled to receive only the unpaid portion of the Base Salary to which he was entitled through the Termination Date, unpaid bonus compensation due to Executive for the prior plan year, and such other benefits as may be available to him through the Employee Benefits plans and policies through the Termination Date. Such bonus payments shall be paid at the same time bonus payments are made for other participants in the applicable Incentive or Bonus Plan.

9.6     Effect of Termination. Upon termination of this Agreement and Executive's employment, the obligations of each of the parties under this Agreement shall expire as of the Termination Date, including, without limitation, the obligations of ITG to pay any compensation to Executive, except to the extent otherwise specifically provided in this Agreement. Notwithstanding the foregoing, the obligations contained in Sections 9.1 through 9.5 and 10 of this Agreement, and any other provision of this Agreement that is intended to continue in full force and effect after the termination of Executive's employment, shall survive the termination of this Agreement in accordance with the terms set forth therein.

9.7     Non-Payment Due to Breach. In the event Executive is determined in a proceeding described in Section 11.7 to be in material breach of any of the covenants and obligations set forth in this Agreement, including without limitation any of the covenants set forth in Section 10 hereof, then ITG's obligation to make any remaining severance payments under this Agreement that have not already been paid to Executive shall be terminated. Following initiation by ITG of such a proceeding, severance payments under this Agreement otherwise payable to Executive may be delayed, as permitted under Code Section 409A in regard to disputed payments.

10.     Confidentiality, Non-Compete, and Non-Solicitation.

10.1 Non-Disclosure. Executive expressly covenants and agrees that, both during his employment and following the Termination Date, he will not reveal, use, divulge or make known to any person, firm, company or corporation any trade secret, proprietary information or confidential information of any nature concerning ITG or its business.

10.2 Return of Materials. Executive agrees to deliver or return to ITG upon the Termination Date or as soon thereafter as possible, all written and electronic information and any other similar items furnished by ITG or prepared by Executive in connection with his services hereunder. Executive will retain no copies thereof after the Termination Date.

10.3 Non-Competition. During Executive's employment and in the event of termination of Executive's employment by either ITG or Executive, for any reason, Executive shall not (except as an officer, director, employee, agent or consultant of the Company) during the two (2) year period following the Termination Date, directly or indirectly, (A) own, manage, operate, join, or have a financial interest in, control or participate in the ownership, management, operation or control of, or be employed as an employee, agent or consultant, or in any other individual or representative capacity whatsoever, or use or permit his name to be used in connection with, or be otherwise connected in any manner with any business or enterprise that is actively engaged in any business in competition with ITG in the Restricted Industry within the Restricted Territory; provided that the foregoing restriction shall not be construed to prohibit the ownership by Executive of not more than one percent (1%) of any class of securities of any corporation which is engaged in any business in the Restricted Industry, having a class of securities registered pursuant to the Securities Exchange Act of 1934, which securities are publicly owned and regularly traded on any national exchange or in the over-the-counter market, provided, further, that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes part in its business other than exercising his rights as a shareholder, or seeks to do any of the foregoing; (B) other than as provided in Section 9.4(E), own, manage, operate, join, or have a financial interest in, control or participate in the ownership, management, operation or control of, or be employed as an employee, agent or consultant, or in any other individual or representative capacity whatsoever, or use or permit his name to be used in connection with, or be otherwise connected in any manner with any Prohibited Employer; provided that the foregoing restriction shall not be construed to prohibit the ownership by Executive of not more than one percent (1%) of any class of securities of any corporation which is a Prohibited Employer, having a class of securities registered pursuant to the Securities Exchange Act of 1934, which securities are publicly owned and regularly traded on any national exchange or in the over-the-counter market, provided, further, that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes part in its business other than exercising his rights as a shareholder, or seeks to do any of the foregoing; or (C) solicit or call upon, divert or take away any Restricted Customers for purposes of conducting a competing business in the Restricted Industry. Notwithstanding anything in this Agreement to the contrary, at any time during the two-year period following the Termination Date, Executive may accept an offer of employment from a Tier 1 Customer if (i) ITG waives the Executive's obligations under this Section or (ii) Executive and the Tier 1 Customer from whom Executive has an offer of employment agree in writing that Executive will not have any duties, authority or responsibilities with respect to any denim-related business of that Tier 1 Customer.

10.4 No Solicitation. In addition to the limitation imposed by Section 10.3, Executive hereby further agrees and covenants that during his employment, and for a period of two and one-half (2 1/2) years following the Termination Date, he shall not, directly or indirectly, on his own behalf or with others (A) induce or attempt to induce any employee of ITG to leave the employ of ITG , or in any way interfere with the relationship between ITG and any employee of ITG; (B) knowingly hire any employee of ITG; or (C) induce or attempt to induce any referral source or other business relation of ITG not to do business with ITG, or to cease doing business with ITG, or in any way interfere with the relationship between any such referral source or business relation and ITG.

10.5 Injunctive Relief. Executive acknowledges that it is impossible to measure in money the damages that will accrue to ITG by reason of Executive's failure to observe any of the obligations imposed on him by this Section 10. Any right to obtain injunctive or other equitable relief hereunder shall not be deemed a waiver of any right to assert any other remedy ITG may have in law or equity.

10.6 Acknowledgment as to Reasonableness of Restrictions. Executive agrees that the restrictions contained in Sections 10.1, 10.3 and 10.4 are supported by good and valuable consideration and are a reasonable and appropriate means of protecting ITG's legitimate business interests.

10.7 Severability. If a final determination is made by a court having competent jurisdiction that the time or territory or any other restriction contained in Sections 10.1, 10.3 or 10.4 is an unenforceable restriction on Executive's activities, the provisions of Sections 10.1, 10.3 or 10.4 shall not be rendered void but shall be deemed amended to apply such maximum time and territory and such other restrictions as such court may judicially determine or otherwise indicate to be reasonable.

11.     Miscellaneous.

11.1 Assignment. This Agreement between Executive and ITG shall be binding upon the parties hereto, their respective heirs, personal representatives, executors, administrators and successors; provided, however, that Executive shall not assign this Agreement.

11.2 Governing Law. This Agreement shall be construed under and governed by the internal laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

11.3 Entire Agreement. This Agreement sets forth the entire agreement of the parties concerning the employment of Executive by ITG, and any other oral or written statements, representations, agreements, or understandings made or entered into prior to or contemporaneously with the execution of this Agreement, are hereby rescinded, revoked, and rendered null and void by the parties, with the exception of plan documents or company policies setting forth the terms and conditions of any Employee Benefits. Both parties hereto have participated in the selection of the words and phrases set forth in this Agreement in order to express their joint intentions in entering into this employment relationship, and the parties hereto agree that there shall not be strict interpretation against either party in connection with any review of this Agreement in which interpretation thereof is an issue.

11.4 Notices. Any notice required or permitted under this Agreement shall be deemed to have been effectively made or given if in writing and (A) personally delivered, (B) mailed properly addressed in a sealed envelope, postage prepaid by certified or registered mail, or (C) delivered by a reputable overnight delivery service. Any notice delivered personally or by overnight delivery service under this Section shall be deemed given on the date delivered, and any notice sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date the return receipt is signed. Unless otherwise changed by notice, notice shall be properly addressed to Executive if addressed to the address of Executive on the books and records of ITG at the time of the delivery of such notice, and properly addressed to ITG if addressed to:

Corporate Secretary International Textile Group, Inc. 804 Green Valley Road, Suite 300 Greensboro, NC 27408

11.5 Severability. Wherever there is any conflict between any provision of this Agreement and any statute, law, regulation or judicial precedent, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring them within the requirements of law. In the event that any provision of this Agreement shall be held by a court of competent jurisdiction to be indefinite, invalid, void or voidable or otherwise unenforceable, the balance of this Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intentions of the parties or would result in an unconscionable injustice.

11.6 Amendment; Termination. Any amendment or termination of this Agreement, other than termination of this Agreement in connection with termination of Executive's employment (as described in this Agreement), must be made only upon mutual agreement of the parties and must be in writing and duly executed by Executive and ITG.

11.7 Arbitration. The parties hereby irrevocably consent to the exclusive jurisdiction of the state and federal courts having jurisdiction over the State of New York and County of New York, waive any objection to personal jurisdiction, and waive any right to a bench trial or a trial by jury in favor of arbitration pursuant to this section. Should any dispute, claim or controversy arise under or in connection with this Agreement or the breach, termination, enforcement, interpretation or validity thereof (the "Dispute"), the parties will attempt in good faith to negotiate toward the resolution of the Dispute prior to entering into any formal proceeding, such negotiations being initiated by the aggrieved party providing written notice by letter setting forth the subject of the Dispute, to which the opposing party will promptly respond in kind stating its position with regard to the Dispute. If the parties cannot resolve the Dispute through negotiation, the parties agree that no claim may be brought unless the aggrieved party provides written notice of its demand to arbitrate (the "Arbitration Demand") within sixty (60) days after such Dispute arises, which Arbitration Demand shall contain a statement setting forth the nature of the Dispute, the amount involved, if any, and the remedy or remedies sought. The Dispute as set forth in the Arbitration Demand shall be determined by arbitration in the State and County of New York, before a panel of three arbitrators, and shall be administered by JAMS, pursuant to its Comprehensive Arbitration Rules and Procedures (the "JAMS Rules"), except as set forth herein. The arbitration panel shall not award damages in excess of the prevailing party's actual damages and shall not, in any event, award punitive, exemplary or similar damages, but shall award costs and expenses (including arbitration costs, fees and expenses and including attorneys' fees and expenses) to the prevailing party. Judgment on any arbitration award hereunder may be entered in any court in the State of New York and County of New York having jurisdiction.

11.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11.9 Compliance with Code Section 409A. This Agreement is intended to comply with Code Section 409A and shall be construed in all respects to be compliant with Code Section 409A. Notwithstanding anything in this Agreement or any compensation arrangements between ITG and the Executive to the contrary, to the extent any payments of deferred compensation owed to the Executive are not exempt from Code Section 409A and are payable due to Executive's separation from service (as defined in Code Section 409A), such payments will not be made before the 6-month anniversary of the date of separation from service (or, if earlier, the date of the Executive's death).

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed the day and year first above written.

INTERNATIONAL TEXTILE GROUP, INC.

By:	/s/ Wilbur L. Ross, Jr.
Name: Wilbur L. Ross, Jr.
Title: Chairman of the Board of Directors International Textile Group

By:	/s/ Kenneth T. Kunberger
Kenneth T. Kunberger

EXHIBIT A

GENERAL RELEASE

THIS GENERAL RELEASE ("Release") is made as of this        day of                , 20     by and between International Textile Group, Inc., a Delaware Corporation (the "Company") and Kenneth T. Kunberger ("Executive").

WHEREAS, Executive and the Company entered into an Employment Agreement, dated May 1, 2014 ("Employment Agreement");

WHEREAS, Executive's employment with the Company as President and Chief Executive Officer has terminated; and

WHEREAS, in connection with the termination of Executive's employment, under the Employment Agreement, Executive is entitled to certain payments and other benefits, but only if Executive timely executes and does not revoke this Release.

NOW, THEREFORE, in consideration of the severance payments and other benefits due under the Employment Agreement ("Severance Payments"):

1.     Executive, intending to be legally bound, and except as provided in paragraph 3, does hereby release and discharge the Company and its past, present and future parents, divisions, subsidiaries, and affiliates, predecessors, successors and assigns, and their past, present, and future officers, directors, members, partners, attorneys, employees, independent contractors, agents, clients, and representatives ("Released Parties") from any and all actions, causes of action, debts, dues, claims and demands of every name and nature, without limitation, at law, in equity, or administrative, against the Released Parties which Executive may have had, now has, or may have, by reason of any matter or thing arising up to the effective date of this Release, including the termination of Executive's employment. Those claims and causes of action from which Executive releases the Released Parties include, but are not limited to, any known or unknown claim or action sounding in tort, contract, or discrimination of any kind, any claim under the Employment Agreement, any claim for unpaid bonus or other compensation, and/or any cause of action arising under federal, state or local constitution, statute or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act (including the Older Worker Benefit Protection Act), as amended, the Americans With Disabilities Act, as amended, the Employee Retirement Income Security Act, as amended, the Family and Medical Leave Act, as amended, the Equal Pay Act, as amended, Section 1981 of the Civil Rights Act of 1866, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the Sarbanes Oxley Act of 2002, as amended, the New York State Human Rights Law, as amended, the New York City Human Rights Law, as amended, the North Carolina Equal Employment Practices Act, as amended, and any other employee-protective law of any jurisdiction that may apply, and/or any claim for attorneys' fees or costs, whether presently accrued, accruing to, or to accrue to Executive on account of, arising out of, or in any way connected with any acts or activities by Executive or the Released Parties arising up to the effective date of this Release. Executive expressly acknowledges that no claim or cause of action against the Released Parties from the beginning of time to the effective date of this Release (except as provided otherwise in this paragraph 1 and in paragraph 3) shall be deemed to be outside the scope of this Release whether mentioned herein or not. Executive agrees that this Release should be interpreted as broadly as possible to achieve Executive's intention to waive, to the maximum extent permitted by law, any and all claims against the Released Parties. Notwithstanding the foregoing and any other term, condition, provision or requirement of this Release to the contrary, (i) excluded from this Release is any claim which cannot be waived as a matter of law; and (ii) this Release does not release, and Executive does not release, any claims Executive might have (1) for payments or benefits under the Employment Agreement due and payable after the effective date of this Release, (2) under any retirement, medical or similar plan or benefit program of the Company (or a related entity) to the extent Executive has rights to benefits thereunder, (3) under any indemnification or contribution rights of or obligations to Executive under the Company's by-laws, certificate of incorporation, state law, by agreement or otherwise, and (4) under any rights of or obligations to Executive with respect to insurance coverage under any directors' and officers' liability insurance policies or other contract(s) of insurance.

2.     Executive acknowledges he has read and understands Section 1542 of the California Civil Code, which provides: "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor." Executive expressly waives and relinquishes all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to Executive's release of claims herein, including, but not limited to, any unknown or unsuspected claims.

3.     Nothing in this Release limits Executive's right, where applicable, to file or participate in an investigative proceeding of any federal, state, or local governmental agency, including filing a charge with the United States Equal Employment Opportunity Commission ("EEOC"). To the extent permitted by law, Executive agrees that if such an administrative claim is made, Executive shall not be entitled to recover, accept, or retain any individual monetary relief or other individual remedies with respect to any matter covered by this Release. Nothing in this Release prevents Executive from filing a lawsuit limited to challenging the validity of Executive's waiver of federal age discrimination claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act.

4.     Paragraph 1 of this Release includes a waiver of claims against the Released Parties under the Age Discrimination in Employment Act ("ADEA") and the Older Workers Benefit Protection Act ("OWBPA"). Therefore, pursuant to the requirements of the ADEA and the OWBPA, Executive specifically acknowledges that:

(a)	Executive is and has been advised to consult with an attorney of his choosing concerning the legal significance of this Release;

(b)	the Release is written in a manner Executive understands;

(c)	the consideration offered for this Release is adequate and sufficient and consists of benefits to which Executive is not otherwise entitled;

(d)

Executive has been afforded [twenty-one (21)] [forty-five (45)] days to consider this Release before signing it (although Executive may sign it at any time prior to those [21] [45] days) and that any changes to this Release subsequently agreed upon by the parties, whether material or immaterial, do not restart this period for consideration; and

(e)

Executive has been advised that during the seven (7) day period after Executive signs this Release, Executive may revoke his acceptance by giving written notice to                                      , and that this Release (and the obligation to provide Severance Payments under the Employment Agreement) shall not become effective or enforceable until after the revocation period has expired. The effective date of this Release is the eighth (8th) day after Executive signs it, provided Executive has earlier not revoked it as provided herein.

5.     Executive agrees that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission of any improper or unlawful conduct by the Executive, the Company, or any of the Released Parties.

6.     Executive agrees that this Release is confidential and further agrees not to reveal, discuss, publish or in any way communicate any of the terms of this Release to any person, organization or other entity, with the exception of Executive's immediate family members and professional representatives, or in an action to enforce its terms, unless required by subpoena or court order.

7.     Executive agrees not to disparage any of the Released Parties or make or publish any communication that reflects adversely upon any of them, consistent with paragraph 3.

8.     Executive represents that he has not filed, and to the maximum extent permitted by law and except as otherwise provided in paragraph l and paragraph 3, agrees not to file, any charge, complaint, lawsuit or claim (collectively, "Claim") with any administrative agency, federal, state or local court (collectively, "Agency") related in any way to Executive's employment with the Company or the termination of that employment. Executive further agrees that he will not accept, and will not be entitled to retain, any judgment, award, settlement or other payment or other relief resulting from, or related to, any Claim filed with any Agency related in any way to Executive's employment with the Company or the termination of that employment.

9.     Executive hereby acknowledges that sections 1, 9, 10, and 11 of the Employment Agreement shall survive his execution of this Release.

10.     Except as provided in paragraph 3, and/or unless required to do so by court order or subpoena, Executive agrees not to (i) voluntarily make statements, take action, or give testimony adverse or detrimental to the interests of the Company; or (ii) aid or assist in any manner the efforts of any third party to sue or prosecute a claim against the Company. Should Executive ever be required to give testimony concerning any matter related to his employment with the Company, Executive agrees to provide notice of such compulsory process to                                    , within two (2) business days of its receipt so that the Company may take appropriate measures to quash or otherwise defend its interests.

11.     Executive represents and warrants that he is the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands referred to herein. Executive further represents and warrants that there has been no assignment or other transfer of any interest in any such matters, claims or demands which Executive may have against the Released Parties.

12.     This Release (and those provisions of the Employment Agreement referenced herein) constitutes the complete understanding between Executive and the Company concerning the subject matter hereof. No other promises or agreements will be binding unless signed by the Executive and the Company.

13.     If any provision of this Release is found to be invalid, unenforceable or void for any reason, such provision shall be severed from the Release and shall not affect the validity or enforceability of the remaining provisions. This Release shall be interpreted, enforced and governed by the laws of the State of New York, without regard to the conflicts of law provisions thereof.

Dated:
Kenneth T. Kunberger